Exhibit 10.1

LUMENT FINANCE TRUST, INC.

INDEPENDENT DIRECTORS STOCK-FOR-FEES PROGRAM

1.                  Establishment. Lument Finance Trust, Inc., a Maryland corporation (the “Corporation”), hereby establishes this Independent Directors Stock-for-Fees Program, as set forth herein (this “Program”). This Program is effective as of April 20, 2023 (the “Effective Date”).

2.                  Purpose. The purpose of this Program is to promote the success of the Corporation and the interests of its stockholders by providing members of the Corporation’s Board of Directors (the “Board”) who are independent in accordance with standards established by the New York Stock Exchange and the Securities Exchange Commission and not officers or employees of the Corporation or one of its subsidiaries or affiliates (“Independent Directors”) an opportunity to elect to receive their Director Fees (as such term is defined below) in the form of shares of the Corporation’s common stock (“Common Stock”) and more closely aligning the interests of Independent Directors and stockholders.

3.                  Election to Receive Stock in Lieu of Cash Payment of Fees.

(a)               An Independent Director may elect to exchange the right to receive payment of all or a portion of his or her unpaid Director Fees for the right to receive payment of such unpaid fees in the form of shares of Common Stock. Such election shall be made by completing the election form attached hereto as Exhibit A (or such other form as the Board may prescribe from time to time) (an “Election Form”). Such election shall apply to all Director Fees that would otherwise have been paid (but for such election) in the Corporation’s fiscal quarter that commences after the date the Election Form is filed with and received by the Corporation and continuing for each fiscal quarter through and until the fiscal quarter that commences after such time as the Independent Director files a new Election Form that is received by the Corporation modifying or terminating such prior election. Unless otherwise approved by the Board, an election by an Independent Director pursuant to this Section 3(a) shall be made only in an open trading window pursuant to the Corporation’s general policies for transactions in the Common Stock applicable to Independent Directors, as those policies are in effect from time to time. Unless otherwise approved by the Board, an Independent Director should not make more than one election pursuant to this Section 3(a) in any six-month period of time. Any Director Fees that the Independent Director elects to receive in the form of shares of Common Stock pursuant to this Section 3(a) are referred to herein as “Exchanged Fees”.

(b)               Upon any Exchange Date (as such term is defined below) that occurs after an Independent Director files an Election Form pursuant to Section 3(a) that is received by the Corporation, the Independent Director shall be entitled to receive a number of shares of the Corporation’s Common Stock determined by dividing (i) the amount of the Exchanged Fees that would otherwise have been paid to the Independent Director on such Exchange Date, by (ii) the Fair Market Value (as defined below) of a share of the Common Stock as of such Exchange Date, and rounding down to the nearest whole share. Any fractional amount less than the Fair Market Value of a share of the Common Stock as of such Exchange Date shall be paid in cash. Any shares of Common Stock acquired by an Independent Director pursuant to this Program shall be fully vested at all times. As soon as administratively practicable, and in no event later than three (3) business days, following the Exchange Date, the Corporation shall deliver such shares (and any cash payable with respect to a fractional interest) to the Independent Director. The Corporation may deliver such shares either by delivering one or more certificates, registered in the name of the Independent Director, for such shares or by entering such shares in the name of the Independent Director in book-entry form, as determined by the Corporation in its discretion.

(c)               For purposes of this Program, the following definitions shall apply:

“Director Fees” shall mean the annual retainer and meeting fees, to the extent otherwise payable in cash, payable to an Independent Director for services as a member of the Board.

“Exchange Date” shall mean any date on which the Corporation pays Director Fees to Independent Directors.

“Fair Market Value” with respect to an Exchange Date shall mean the average of the closing prices of a share of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange for the period of ten (10) trading days ending on the trading day immediately preceding the Exchange Date.

4.                  [Reserved].

5.                  Termination of Service. A termination of an Independent Director’s service shall terminate such Independent Director’s rights as to Common Stock issued or issuable under this Program. Any payments of any Director Fees on or after such termination shall be made in cash.

6.                  Share Limits. The maximum aggregate number of shares of common stock issuable pursuant to this Program shall not exceed 2,611,555 shares of Common Stock. The maximum aggregate number of shares issuable to an Independent Director pursuant to this Program shall not exceed 522,311 shares of Common Stock.

7.                  Section 409A. This Program is not intended to change the time or amount of any payments of Director Fees, but simply to allow the Director to elect to receive any such Director Fees in stock rather than cash on the same date that cash would otherwise be payable to such Director, subject to the terms of this Program. Payments of Director Fees under this Program are intended to be exempt from the provisions of Section 409A of the Code, and the provisions of this Plan shall be interpreted as such.

8.                  Amendment; Administration. The Board may at any time amend, modify, suspend or terminate this Program. In the event that the Board terminates this Program, any Director Fees payable following such termination shall be made in cash. This Program does not limit the Board’s authority to make other, discretionary award grants to Independent Directors pursuant to any equity incentive or director compensation plan or program adopted by the Board and approved by the Corporation’s stockholders. The Board shall be the administrator as to this Program; provided that if at the relevant time the Board has delegated discretionary authority as to establishing director compensation to a committee of the Board, that particular committee shall be the administrator as to this Program.

Exhibit A

LUMENT FINANCE TRUST, INC.

INDEPENDENT DIRECTORS STOCK-FOR-FEES PROGRAM

ELECTION FORM

Independent Director:

(Print Full Name)

I, the Independent Director named above, hereby make the election set forth below pursuant to the Independent Directors Stock-for-Fees Program (the “Program”). I understand that my election will apply to all of my Director Fees (as such term is defined in the Program) that would otherwise be paid commencing with the fiscal quarter after this election is received by Lument Finance Trust, Inc. (the “Company”) until I file a new Program election with the Company that becomes effective pursuant to the terms of the Program.

Election

Check one of the following options to indicate whether you wish to receive your Director Fees in the form of cash payments or shares of the Company’s common stock. Please note that your “Director Fees” is the amount of annual retainer and meeting fees, to the extent otherwise payable in cash, payable for your services as a member of the Company’s board of directors.

If you choose not to receive any portion of your Director Fees in the form of common stock pursuant to the Program, you do not need to return this form – your Director Fees will be paid to you all in cash. If you previously made a Program election to receive common stock and you want to cancel or change that election as to Director Fees payable to you commencing with the fiscal quarter after your new election is received by the Company, make your new election below and return this form to the Company. Elections may be made only during open trading windows pursuant to the Company’s trading policies applicable to directors.

I hereby make the following election with respect to my Director Fees:

☐	All cash. I elect to receive my Director Fees in the form of cash payments.

☐	All stock, or part stock and part cash. I elect to receive % of my Director Fees (maximum 100%) in the form of shares of the Company’s common stock. I understand that, in lieu of cash payment of this amount, I will receive a number of shares of common stock determined in accordance with the Program.

The Program is not a deferred compensation plan. You will realize ordinary income at the time shares of common stock are delivered to you with respect to the Program. The ordinary income will be based on the market value of the shares at the time the shares are delivered to you, which may not be precisely the same as the value used to convert fees into shares pursuant to the Program (since the conversion is based on a 10-trading day average of closing prices).

Note that the Company intends to register the offer and sale of shares of Common Stock issuable pursuant to the Program with the Securities and Exchange Commission by filing a registration statement on Form S-8. Each person who acquires shares of common stock with respect to the Program will nevertheless be subject to all applicable securities laws governing the subsequent sale or transfer of the shares (including, without limitation, any restrictions imposed on directors as “affiliates” of the Company, Section 16 considerations, insider trading considerations, Rule 144 resale considerations) and all applicable Company insider trading policies.

I have read and understand this form. I have received, read and understand the Program document. I agree to be bound by the terms and conditions of the Program. If there is any inconsistency between this form and the Program document, the Program document.

(Signature of Independent Director)	(Date)

ACKNOWLEDGEMENT OF DELIVERY OF ELECTION

On behalf of the Company, I hereby acknowledge that the above election was received on the date indicated below.

LUMENT FINANCE TRUST, INC.

By:

Name:

Title:

Date: